Exhibit 99.1


Press Release

TelCom Semiconductor Updates Fourth Quarter Financial Outlook

MOUNTAIN  VIEW,  CA - November 15, 2000-- TelCom  Semiconductor,  Inc.  (NASDAQ:
TLCM) reported today that it expects fourth quarter 2000 revenues to be down about 10% compared to the third quarter just completed. The lower revenue forecast is attributable to order cancellations and push outs from large customers and a general weakness in demand associated with wireless customers. The down ten percent guidance is lower than the previously expected flat to up slightly expectation. The Company expects to have sequential growth in the first quarter of 2001.

Bob Gargus, CEO and President at TelCom Semiconductor, stated "General demand has weakened and our larger customers have cancelled and pushed out deliveries. Lowering revenue expectations is clearly disappointing but we expect growth to resume during the first quarter. Despite the drop in the fourth quarter we are not revising our guidance or expectations for the calendar year 2001."

TelCom Semiconductor and Microchip Technology (NASDAQ: MCHP) announced a merger agreement on October 27th, 2000. The merger between TelCom Semiconductor and Microchip is not completed and is subject to regulatory approvals as well as the approval of the TelCom shareholders; the transaction is expected to be completed in the first quarter of 2001.

Steve Sanghi, Microchip's CEO and President commented: "We support TelCom's efforts in helping their key customers manage their inventory. We had anticipated this possibility in our due diligence of TelCom Semiconductor and are supportive of the actions TelCom Semiconductor is taking in accommodating their valued customers."

The statements in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in such forward-looking statements. We also refer you to the documents the Company files from time to time with the Securities and Exchange Commission, specifically the Company's latest report on Form 10-K, filed on February 29, 2000. These documents contain and identify other important factors and risks that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

TelCom Semiconductor, Inc. designs, develops and markets a broad spectrum of high-performance linear and mixed-signal integrated circuit solutions. The Company's product offering is focused in three main product families: power management, thermal management, and linear/mixed signal devices. These integrated circuits are used worldwide in a range of applications in the wireless communications, computing, consumer electronics, networking, industrial and other markets. TelCom's revenue for 1999 was $57.3 million. Company and product information can be accessed on the Company's Web site at www.telcom-semi.com.